Exhibit 5.1

August 8, 2012

Atlantic Power Corporation
One Federal Street, Floor 30
Boston, Massachusetts
02110 USA

Re:  Securities Registered on Form S-3 — Dividend Reinvestment Plan

Dear Sirs/Mesdames:

We have acted as Canadian counsel for Atlantic Power Corporation (the “Corporation”), in the Province of British Columbia, Canada (the “Province”), in connection with the filing, on August 8, 2012, of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”). Reference is made to our opinion letter dated August 8, 2012 included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 8, 2012 by the Corporation with the SEC pursuant to Rule 424(b) under the Act in respect of 5,962,443 common shares, no par value, in the capital of the Corporation (the “Shares”) issuable pursuant to the Corporation’s Dividend Reinvestment Plan (the “Plan”).

We have reviewed the Plan, the Registration Statement and Prospectus Supplement, and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

The opinion expressed below is limited to the laws of the Province, including the federal laws of Canada applicable therein. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based on the foregoing, we are of the opinion that the Shares to be issued pursuant to the Plan have been duly authorized and, when and to the extent issued in accordance with the Plan, such Shares will be outstanding as fully paid and non-assessable Shares.

We hereby consent to the filing of this opinion as an exhibit to the Corporation’s Current Report on Form 8-K dated August 8, 2012 which is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion letter is given to you for use in connection with the offer and sale of the Shares and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Yours very truly,

/s/ Goodmans